Portions of this exhibit have been redacted because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
ADVISORS SERIES TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT dated as of September 22, 2020, to the Amended and Restated Custody Agreement, dated as of December 6, 2012 (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) on behalf of its separate series listed on Exhibit DD attached hereto (as amended from time to time), and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the First Sentier American Listed Infrastructure Fund; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Advisors Series Trust:

Exhibit DD, of the Agreement is hereby superseded and replaced with Exhibit DD attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK N.A.

By: /s/ Jeffrey T. Rauman	By:
Name: Jeffrey T. Rauman	Name:
Title: President	Title: Senior Vice President

Exhibit DD to the Separate Series of Advisors Series Trust
Amended and Restated Custody Agreement

Name of Series Date Added
First Sentier Global Listed Infrastructure Fund on or after _______________
First Sentier American Listed Infrastructure Fund on or after September 22, 2020

Custody Services Fee Schedule at September 2020

Annual Fee Based Upon Market Value per Fund*
[ ] basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund – $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
$[ ] – Physical security transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.
$[ ] per Sub Advisor or Segregated custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [ ] unless a line of credit is in place.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit DD.

First Sentier Investors (US) LLC

By:_____________________________

Printed Name:_______________________

Title:____________________________ Date:________________________

Exhibit DD (continued) to the Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Argentina	All	[	$[	Guinea Bissau	All	[	$[	Pakistan	All	[	$[
Australia	All	[	$[	Hong Kong	All	[	$[	Peru	All	[	$[
Austria	All	[	$[	Hungary	All	[	$[	Philippines	All	[	$[
Bahrain	All	[	$[	Iceland	All	[	$[	Poland	All	[	$[
Bangladesh	All	[	$[	India	All	[	$[	Portugal	All	[	$[
Belgium	All	[	$[	Indonesia	All	[	$[	Qatar	All	[	$[
Benin	All	[	$[	Ireland	All	[	$[	Romania	All	[	$[
Bermuda	All	[	$[	Israel	All	[	$[	Russia	All	[	$[
Botswana	All	[	$[	Italy	All	[	$[	Senegal	All	[	$[
Brazil	All	[	$[	Ivory Coast	All	[	$[	Singapore	All	[	$[
Bulgaria	All	[	$[	Japan	All	[	$[	Slovak Republic	All	[	$[
Burkina Faso	All	[	$[	Jordan	All	[	$[	Slovenia	All	[	$[
Canada	All	[	$[	Kazakhstan	All	[	$[	South Africa	All	[	$[
Cayman Islands*	All	[	$[	Kenya	All	[	$[	South Korea	All	[	$[
Channel Islands*	All	[	$[	Kuwait	All	[	$[	Spain	All	[	$[
Chile	All	[	$[	Latvia	All	[	$[	Sri Lanka	All	[	$[
China	All	[	$[	Lebanon	All	[	$[	Swaziland	All	[	$[
Colombia	All	[	$[	Lithuania	All	[	$[	Sweden	All	[	$[
Costa Rica	All	[	$[	Luxembourg	All	[	$[	Switzerland	All	[	$[
Croatia	All	[	$[	Malaysia	All	[	$[	Taiwan	All	[	$[
Cyprus	All	[	$[	Mali	All	[	$[	Thailand	All	[	$[
Czech Republic	All	[	$[	Malta	All	[	$[	Togo	All	[	$[
Denmark	All	[	$[	Mauritius	All	[	$[	Tunisia	All	[	$[
Ecuador	All	[ ]	$[	Mexico	All	[	$[	Turkey	All	[	$[
Egypt	All	[	$[	Morocco	All	[	$[	UAE	All	[	$[
Estonia	All	[	$[	Namibia	All	[	$[	United Kingdom	All	[	$[
Euromarkets**	All	[	$[	Netherlands	All	[	$[	Ukraine	All	[	$[
Finland	All	[	$[	New Zealand	All	[	$[	Uruguay	All	[	$[
France	All	[	$[	Niger	All	[	$[	Venezuela	All	[	$[
Germany	All	[	$[	Nigeria	All	[	$[	Vietnam	All	[	$[
Ghana	All	[	$[	Norway	All	[	$[	Zambia	All	[	$[
Greece	All	[	$[	Oman	All	[	$[	Zimbabwe	All	[	$[
Safekeeping and transaction fees are assessed on security and currency transactions.
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
** Tiered by market value <$[ ] billion; [ ]bp, >$[ ] billion and <$[ ] billion; [ ] bps; >$[ ] billion; [ ] bps.
** Euromarkets – Non-Eurobonds; Surcharges vary by local market.

Exhibit DD (continued) to the Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule (continued)

A monthly base fee per account (fund) will apply based on the number of foreign securities held.
[ ]– [ ] foreign securities: $[ ]; [ ]– [ ] foreign securities: $[ ]; Over [ ] foreign securities: $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third-party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[ ] per claim.
Charges incurred by U.S. Bank N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain Miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate. SWIFT reporting and message fees.